EXHIBIT 99.1

NexPrise, Inc. Reports New Business
Up 47% from Prior Quarter

Carlsbad, CA—April 7, 2003—NexPrise, Inc. (Nasdaq: NXPS), a leading source for business process applications, today announced bookings in the first quarter of 2003 of approximately $1.5 million, an increase of approximately 47% from the fourth quarter of 2002 and approximately 101% from the first quarter of 2002. Bookings represent contracted revenue for the next twelve months.

NexPrise also disclosed that 5 of the contracts closed in the first quarter of 2003 include the sale of perpetual licenses to its software. Previously, substantially all of NexPrise’s revenue was generated by sales of bundled licenses, post contract support and, in most cases, hosting services. The bundled solutions were accounted for using the subscription method, which entails recognizing the revenue ratably over the term of the contract. The transition to a revenue model that includes the sale of perpetual licenses is being driven primarily by customer request, as the structure of the nProcess platform and applications first introduced in June 2002 are more compatible with the license model than the subscription model. The inclusion of perpetual licenses in the sales mix will generally result in revenue being recognized and cash being collected earlier than they would have been under the subscription model.

The component of the bookings figure in the first quarter of 2003 attributable to perpetual licenses and associated maintenance is approximately $900,000. The balance of the first quarter bookings are made up of the bundled licenses, post contract support and services that bookings in 2002 primarily consisted of.

NexPrise also announced that the use of cash, cash equivalents and short term investments in the first quarter was approximately $700,000, aided in part by the collection of approximately $500,000 of other receivables. These changes will have a minimal impact on NexPrise’s financial statements for the first quarter of 2003. Further details on NexPrise’s first quarter results are expected to be published April 24th. More information on the transition to a revenue model that includes the sale of perpetual licenses will be disclosed in the Form 10-Q for the first quarter of 2003.

About NexPrise,
NexPrise, Inc., a leading source for business process applications, markets solutions that can enable manufacturers to rapidly automate key business processes and produce a return on investment in less than 6 months. These solutions complement and expand on currently installed enterprise systems and allow for the ongoing process improvements companies require to meet their changing business demands. NexPrise, Inc. is headquartered in Carlsbad, California. For more information, please visit www.nexprise.com.

Safe Harbor Statement
This press release contains “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, about NexPrise, Inc. Forward-looking statements are denoted by such words as “contract value”, “will have” or “will generally result” and similar terms and phrases. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, NexPrise’s ability to collect revenues associated with such contracts and the final recognition of revenue determined after consultation with external auditors. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements

For Media Inquiries
Tom Anthony
NexPrise, Inc.
(760) 804-1333
tanthony@nexprise.com